Number [001]

Capital Stock

ISSUER: VANGUARD BOND INDEX FUNDS,

a Delaware Statutory Trust (the “Trust”)

* Vanguard Total Bond Market Index Fund–ETF Shares, a/k/a Vanguard Total Bond Market ETF

* Vanguard Short-Term Bond Index Fund—ETF Shares, a/k/a Vanguard Short-Term Bond ETF

* Vanguard Intermediate-Term Bond Index Fund—ETF Shares, a/k/a Vanguard Intermediate-Term Bond ETF

* Vanguard Long-Term Bond Index Fund—ETF Shares, a/k/a Vanguard Long-Term Bond ETF Shares

THIS CERTIFIES that CEDE & CO. is the holder of the current outstanding number of ETF Shares issued by Vanguard Total Bond Market Index Fund, Vanguard Short-Term Bond Index Fund, Vanguard Intermediate-Term Bond Index Fund, and Vanguard Long-Term Bond Index Fund (each a “Fund,” and each Fund being a series of the Trust) as shown from time to time on the records of the Trust, as represented by this certificate of the Trust, transferable only on the books and records of the Trust by the holder hereof in person or by duly authorized attorney-in-fact upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the transfer agent of the Trust.

The registered holder of this Certificate is entitled to all the rights, interest and privileges of a holder of ETF Shares as provided by the Amended and Restated Declaration of Trust, the by-laws of the Trust, and the Vanguard Funds Multiple Class Plan as from time to time amended, which are incorporated by reference herein.

This Certificate is executed on behalf of the Trust and the obligations hereof are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the relevant Fund.

IN WITNESS WHEREOF, the said Trust has caused this Certificate to be signed by its duly authorized officer.

Countersigned:	Dated: September 15, 2008

JPMORGAN CHASE BANK	VANGUARD BOND INDEX FUNDS
(Transfer Agent)	(Trust)

By:	/s/ Paul Larkin	By:	/s/ Heidi Stam
Print Name:	Paul Larkin	Print Name:	Heidi Stam
Title:	Executive Director	Title:	Secretary

Unless this Certificate is presented by an authorized representative of The Depository Trust Company (“DTC”), a subsidiary of The Depository Trust & Clearing Corporation, to the Trust or its transfer agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co., or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.